Exhibit 10.3
SEPARATION OF EMPLOYMENT AGREEMENT
This SEPARATION OF EMPLOYMENT AGREEMENT (the “Agreement”) is made this 15th day of April 2016, by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT”), PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services”) and, together with PREIT and Associates, “Company”), and RONALD RUBIN (“Executive”). PREIT, Associates, Services, and Executive shall be referred to herein as the “Parties” or each separately as a “Party.”
WHEREAS, Executive is employed as the Executive Chairman of PREIT, pursuant to the Amended and Restated Employment Agreement between PREIT and Executive, effective as of June 7, 2012 (the “Employment Agreement”). The Employment Agreement includes a Joinder under which Associates and Services each join in the Employment Agreement to confirm their respective obligations under an Assignment and Assumption Agreement of even date with the Employment Agreement;
WHEREAS, on December 21, 2015, Company gave Executive notice of non-renewal of the Employment Agreement pursuant to Section 2.1 thereof;
WHEREAS, Executive and Company have agreed that Executive shall continue to serve as Chairman of the Board of Trustees of PREIT (“Board of Trustees”) following the conclusion of his employment, subject to the Board’s continued approval and Executive’s election to the Board;
WHEREAS, the Parties desire to set forth the terms and conditions related to the termination of their employment relationship and the continuation of Executive’s role as non-executive chairman of the Board of Trustees thereafter.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Continued Employment. The Parties agree and acknowledge that, under Section 2.1 of the Employment Agreement, Executive’s employment shall continue until the last calendar day of the current term, which is June 7, 2016 (the “Separation Date”).
2.Resignation. Effective on the Separation Date, Executive hereby resigns from his position as Executive Chairman and all other positions with the Company, Associates, any other Company Affiliates, or with any other entity with respect to which Company has requested Executive to perform services, with the exception of Executive’s position as a Trustee and as non-Executive Chairman of the Board of Trustees. Upon request by Company, Executive shall execute all additional documents and take all additional actions necessary to effectuate or memorialize such resignations. The Parties agree that, on the Separation Date, Executive shall experience a separation from service as such term is described in the Internal Revenue Code Section 409A and the Treasury regulations thereunder.

3.Continued Access to Office Space and Secretarial Support. After the Separation Date, Executive may continue to use his current company office, email, work computer and the services of his current assistant or, upon her separation from the Company, another qualified assistant of the Company’s selection for Executive’s personal business, until the sooner of the following occur: (i) a Change of Control as defined in Section 4.5(d) of the Employment Agreement, provided that the term “Incumbent Board” as used in the Change of Control definition shall be interpreted to mean, for purposes of this Agreement, the Board as it is constituted on the effective date of this Agreement; (ii) the last day in which the Company maintains leased premises, including Executive's current office space, in its current location; or (iii) the Executive notifies the Company that he no longer requires use of the office space or secretarial support services described herein.
4.Continued Medical Benefits.
(a)Provision of Medical Benefits. As set forth in Section 4.4(a)(2) of the Employment Agreement, the Company shall pay the cost of continued health insurance benefits for Executive and his spouse (or, in the event of the death of one of them, the survivor of them), for a period of three (3) years after the Separation Date. Following June 7, 2019, Executive and his spouse may continue to participate in any group health plan of the Company which shall be treated as the continuation coverage that is required to be offered under applicable federal and state law (sometimes referred to as “COBRA”) for the period during which COBRA is required to be so offered, and Executive and his spouse may continue such participation, at their own expense, for the remainder of the COBRA period (if any). In the event Company cannot provide such continuation coverage under such plans, programs and/or arrangements, either directly or through COBRA, at any time on or prior to June 7, 2019, Company shall reimburse Executive for any premiums he pays to obtain equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage) through June 7, 2019, provided that (a) the premiums paid are competitive with premiums that would be charged by other providers for equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage), and (b) Executive submits proof of payment of such premiums no later than 120 days from the date he makes such payments. If the Company’s group health plan (in which Executive and his spouse are enrolled as of the Separation Date) is self-insured, then any payments extending beyond eighteen (18) months from the Separation Date will be subject to the provisions of Section 409A of the Code and Treasury Regulations and other guidance thereunder.
(b)Medical Benefit Equivalent. In the event Company's provision of post-separation medical benefit coverage (to Executive and/or his spouse) would cause Company or Executive to experience adverse tax consequences, Company, at either Party's option, but after first seeking a negotiated resolution, may provide Executive with the after-tax economic equivalent of such benefit for any designated period (the "Medical Benefit Equivalent"). The economic equivalent of any benefit forgone shall be deemed to be the cost that would be incurred by Executive in obtaining competitively-priced coverage from a reputable insurance provider equivalent to the coverage that otherwise would be provided to Executive and his spouse, as applicable, by Company under this Agreement.

5.Trusteeship. After the Separation Date, Executive shall continue to serve as non-Executive Chairman of the Board of Trustees in a non-employee capacity, subject to his continued election to the Board of Trustees by the shareholders and his continued election or appointment by the Board of Trustees to the role of non-Executive Chairman. Beginning on July 8, 2016 and for as long as Executive serves as non-Executive Chairman of the Board of Trustees, Executive shall receive an annual retainer fee of $100,000 for his service in that role and be eligible for any other compensatory benefits generally available to Trustees. In the event Executive is elected to serve as a Trustee, but not as non-Executive Chairman, he shall be entitled to the compensation and benefits generally available to Trustees.
6.Code of Business Conduct. Executive acknowledges and confirms that as a Trustee, he is, and shall continue to be, subject to the Company’s Code of Business Conduct and Ethics for Non-Employee Trustees, as may be updated from time to time, including Section I (governing Conflicts of Interest) and Section II (governing Corporate Opportunities) thereof.
7.Release and Waiver of Claims. As provided in Section 4.4(c) of the Employment Agreement, Executive is required to execute an agreement providing for a release and other requirements in order to receive the Founder’s Retirement Payment (as that term is defined in the Employment Agreement). Attached hereto, as Exhibit A, is a copy of the Release and Waiver of Claims that Executive is required to sign on or about the Separation Date and which Executive agrees he will sign in exchange for payment of the Founder’s Retirement Payment.
8.Confidentiality; Required Disclosure. Executive understands that Company shall disclose the nature and terms of this Agreement in satisfaction of its disclosure requirements under applicable securities laws. In further consideration of the agreements of the Parties as set forth herein, neither Company nor Executive shall, prior to the date of such public disclosure by Company, communicate or disclose the terms of this Agreement to any persons with the exception of their attorneys, and accountants and/or tax advisors, or members of Executive’s immediate family, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms.
9.Non-Disparagement. Neither Company nor Executive shall disparage each other to any third party, including internally within Company by general or mass communication, regarding the professional or personal reputation or character of the other, including the disparagement by Executive of any of Company’s Affiliates and any of the Company’s or its Affiliates’ respective officers, trustees, partners, directors, managers, shareholders, employees, attorneys, other agents or representatives. Moreover, Executive shall not disparage or comment unfavorably upon the business properties, policies or prospects of Company or its Affiliates. For purposes of the restriction applicable to Company, the restriction shall only apply to officers of PREIT at or above the level of Senior Vice President, for only so long as each is employed by PREIT, it being understood that Company cannot control statements of other PREIT employees or of any former employee. Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit Company or Executive from providing truthful testimony in response to any valid subpoena or as otherwise ordered by a court or required applicable law.
10.Indemnification. Executive shall indemnify and hold harmless Company from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Company by reason of or resulting from a breach of this Agreement by Executive. Company shall indemnify and hold harmless Executive from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Executive by reason of or resulting from a breach of this Agreement by Company.
11.Governing Law. This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the United States federal courts in the Eastern District of Pennsylvania or the courts of Philadelphia County of the Commonwealth of Pennsylvania in any action or proceeding brought with respect to or in connection with this Agreement. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.
12.Severability. In case any one or more of the provisions contained of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. No waiver by either Party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either Party of any right under this Agreement shall be construed as a waiver of any other right.
13.No Admission of Liability. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation or of any duty (contractual or otherwise) owed by any Party to another, and this Agreement is made voluntarily to provide an amicable conclusion of Executive’s employment with Company. This Agreement shall not be construed strictly for or against any of the Parties.
14.Attorney Consultation. Executive hereby certifies that the Company has advised him to review this document with an attorney of his choosing, and that he has done so or freely chosen not to do so.
15.Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to an Affiliate or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger or otherwise) to Company; provided, however, that such assignment to an Affiliate (a) shall not release Company from its obligations to Executive under this Agreement unless such assignment is part of a merger or other transaction pursuant to which Company ceases to exist, and (b) shall be subject to and conditioned upon the assignee of this Agreement agreeing to assume and be bound by the provisions of this Agreement and the obligations of Company under this Agreement. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties and each of their permitted successors, assigns, heirs, executors and administrators. In the event of Executive’s death, (x) any and all payments and compensation to be provided to Executive and (y) his wife’s entitlements to medical and life insurance under this Agreement shall continue notwithstanding such death in accordance with the terms of this Agreement, and such payments and compensation, to the extent to be paid or provided to Executive, shall be paid or provided to his estate or any beneficiary named by Executive.

16.Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand- delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any Party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any Party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any Party to serve process in any other manner permitted by law.
(a)If to Company:
Pennsylvania Real Estate Investment Trust
200 South Broad Street, Third Floor
Philadelphia, PA 19102
Tel: (215) 875-0700
Fax: (215) 547-7311
Attention: General Counsel
With a copy to:
Dilworth Paxson LLP
1500 Market Street
Suite 3500E
Philadelphia, PA 19103
Tel: (215) 575-7090
Fax: (215) 575-7200
Attention: Joseph H. Jacovini, Esquire

(b)If to Executive:
Ronald Rubin
243 Conshohocken State Road
Narberth, PA 19072
With a copy to:
Cozen O’Connor
1650 Market Street
Philadelphia, PA 19103
Tel: (215) 665-4159
Fax: (215) 665-2013
Attention: E. Gerald Riesenbach, Esquire

17.Entire Agreement. This Agreement, together with the Employment Agreement and the Release and Waiver attached hereto, constitute the entire agreement of the Parties with respect to Executive’s termination of employment.
18.Amendments. Amendments and modifications to this Agreement shall not be effective unless they are in writing signed by Executive or a representative of Executive’s estate and a duly authorized representative of Company.
19.Payment Method. Whenever any payment shall be made by Company under this Agreement, such payment shall be made by check payable to Executive at the address provided in in the Notices paragraph of this Agreement or by wire transfer to an account identified by Executive at least 10 days before such payment is due. Executive shall be responsible for all income and related taxes resulting from his receipt of the payments, shares, assets of PREIT and other benefits provided under this Agreement, except for any amounts withheld by Company.
20. 409A Compliance. It is intended that this Agreement comply with the applicable provisions of Section 409A of the Code and the applicable Treasury regulations and related guidance with respect thereto. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Agreement shall be interpreted and administered in a manner that complies with Section 409A of the Code and this Agreement shall be amended so that such payments shall be made in accordance with the requirements of Section 409A of the Code to the extent necessary to avoid noncompliance therewith.
21.Legal Fees.  Company agrees to pay all reasonable legal fees and expenses that Executive has incurred in the preparation and negotiation of this Agreement.
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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Agreement as of the date first written above.

WITNESS: /s/ Gerald Riesenbach	/s/ Ronald Rubin
Ronald Rubin

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST
WITNESS: /s/ Joseph H. Jacovini	By: /s/ Joseph Coradino
Name: Joseph Coradino
Title: CEO

PREIT ASSOCIATES, LP
WITNESS: /s/ Joseph H. Jacovini	By: /s/ Joseph Coradino
Name: Joseph Coradino
Title: CEO

PREIT SERVICES LLC
WITNESS: /s/ Joseph H. Jacovini	By: /s/ Bruce Goldman
Name: Bruce Goldman
Title: CEO

[Signature Page for Separation of Employment Agreement]

RELEASE AND WAIVER OF CLAIMS
This RELEASE AND WAIVER OF CLAIMS (“Release”) is entered into by Ronald Rubin (“Executive”) in connection with the termination of his employment relationship with PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT”), PREIT ASSOCIATES, LP., a Pennsylvania limited partnership (“Associates”), and PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services”) (collectively, “Company”).
1.    Release of Claims. Executive, for and in consideration of the payment to him of the Founder’s Retirement Payment provided in Section 4.4(a)(1) of the Amended and Restated Employment Agreement effective as of June 7, 2012 (the “Employment Agreement”), does hereby confirm the severance of his employment with Company and its Affiliates (as defined in the Employment Agreement) effective on June 7, 2016 (the “Separation Date”), and Executive does hereby remise, release, waive, and forever discharge Company, and its Affiliates, and each of their respective current and former officers, trustees, partners, directors, managers, shareholders, employees, attorneys, and other agents, and all such entities’ and individuals’ respective successors and assigns, heirs, executors, administrators and representatives (hereinafter referred to collectively as the “Released Parties”) of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Executive ever had, now has, or hereafter may have against any or all of the Released Parties relating to or arising out of Executive’s service as an officer, employee or manager of Company or any Affiliate, Executive’s employment and any other business relationships with Company or any Affiliate, the Employment Agreement, the Assignment, and/or Executive’s separation from employment with the Company or any Affiliate, except for obligations of the Company, including payments, due to Executive under the Employment Agreement and/or the Separation of Employment Agreement but which have not been paid or completed on the date of this Release. This Release includes, but is not limited to, any such claims arising under any federal, state or local statutes, ordinances or common law principles governing employment relations or regulating terms and conditions of employment, including, without limitation, the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, which are expressly exempted from this release), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply to the employment relationship between Executive and the Company, each as they may have been amended, as well as any claim for wrongful discharge, breach of contract or implied contact, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, breach of laws governing safety in the workplace, loss of consortium, or tortious interference with business relations.
2.    Exceptions to Release of Claims. Notwithstanding the foregoing, Executive does not release Company or its Affiliates from any obligations that it may have, or any rights or claims that Executive may have, arising (i) under the Separation of Employment Agreement, (ii) from events occurring after the Separation Date or the date on which Executive executes this Release, whichever is later, (iii) with respect to any continuing obligations of the Company or rights of the Executive under the Employment Agreement that survive the termination of his employment, (iv) with respect to

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unemployment compensation benefits which Executive may seek after the Separation Date (and Company agrees that it will not contest a claim by Executive for such unemployment compensation benefits), or (v) other claims which may not be waived by law. In addition, the foregoing Release of Claims is not intended to release, and shall not release, any rights that Executive may continue to have as a Trustee or under any shareholder agreement, partnership agreement, limited liability company operating agreement or other governing documents with respect to any entity.
3.    Confidentiality. Executive agrees to maintain the confidentiality of this Release and shall not communicate or disclose its terms, except to satisfy any disclosure requirements under applicable securities laws.
4.    Indemnification. Executive shall indemnify and hold harmless Company from any and all claims, losses, damages, liabilities, costs and other expenses incurred by Company resulting from a breach by Executive of the Separation of Employment Agreement and/or this Release.
5.    Review Period. By signing below, Executive certifies that he has had a period of not less than twenty-one (21) calendar days to review this Release prior to signing it. Executive has been permitted to use as much or as little of this twenty-one day period as he desires. Any negotiations between counsel for the Parties as to the terms hereof shall not restart this period.
6.    Revocation Period. Even if Executive enters into this Release, he shall have a period of seven (7) calendar days thereafter in which he may revoke it. If he revokes it, this Release shall become null and void and have no legal effect and Executive shall not receive the Founder’s Payment described in the Employment Agreement. In order to timely revoke this Release, Executive must deliver notice to the Company, to the attention of Bruce Goldman, by hand delivery or facsimile, such that Mr. Goldman receives such notice not later than 5:00 pm on the close of business on the seventh business day after Executive has signed this Release.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Release and Waiver of Claims on the 7th day of June, 2016.
WITNESS:______________________________        ______________________________(SEAL)
Ronald Rubin

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